UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 12, 2009

FOAMEX INTERNATIONAL INC.

(Exact name of registrant as specified in charter)

Delaware	0-22624	05-0473908
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation or organization)	File Number)	Identification No.)

Rose Tree Corporate Center II
1400 N. Providence Road, Suite 2000
Media, Pennsylvania 19063-2076
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:	(610) 744-2300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01.	Completion of Acquisition or Disposition of Assets.

On June 12, 2009, Foamex International Inc. (the “Company”) completed the sale of substantially all of its assets to Foamex Innovations, Inc. (f/k/a MP Foam DIP LLC), an affiliate of MatlinPatterson Global Opportunities Partners III (the “Purchaser”), under the Asset Purchase Agreement (the “Purchase Agreement”), dated as of March 25, 2009, as amended, by and among the Company and its subsidiaries, Foamex L.P., FMXI, LLC, Foamex Latin America, Inc., Foamex Asia, Inc., Foamex Carpet Cushion LLC, Foamex Mexico, Inc., Foamex Canada Inc., and the Purchaser.

Following the consummation of the transactions contemplated by the Purchase Agreement, the Company expects to promptly wind-down its remaining assets and liquidate. The Company does not expect to make any distributions to equity holders.

Item 5.02.        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the consummation of the transactions contemplated by the Purchase Agreement each of the following officers of the Company resigned from the Company effective June 12, 2009 and were hired by the Purchaser: John G. Johnson, Jr., President and Chief Executive Officer; David J. Prilutski, Executive Vice President and Chief Operating Officer, Donald W. Phillips, Executive Vice President, Automotive and Quality and Thomas M. Walsh, Vice President and Chief Accounting Officer.

Item 5.03.       Amendments to Articles or Incorporation or Bylaws; Change in Fiscal Year.

Pursuant to the terms of the Purchase Agreement, on June 15, 2009, the Company filed a Certificate of Amendment to the Company’s Certificate of Incorporation with the Secretary of State of the State of Delaware to change its name to Linwood International Holdings Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 18, 2009	FOAMEX INTERNATIONAL INC.

By:	/s/ Harold J. Earley
Name:	Harold J. Earley
Title:	Executive Vice President and

Chief Financial Officer